Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES FIRST QUARTER RESULTS

MEDWAY, MA, April 22, 2009– Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its first quarter ended March 28, 2009. Net sales for the first quarter of 2009 decreased by 27% to $28.9 million compared to $39.8 million for the corresponding 2008 period. The Company reported a net loss for the first quarter of 2009 of $1.4 million, or $0.08 per diluted share, compared to net income for the first quarter of 2008 of $1.3 million or $0.07 per diluted share.

John Aglialoro, CYBEX Chairman and CEO stated, “Q1 sales levels were obviously weak. We believe that a principal cause of the sales decline is customers, particularly fitness clubs and similar facilities, delaying purchases. While this is reflective of economic conditions, generally and in the fitness market, it makes financial projections even more difficult than usual. Margins were negatively affected in Q1 by a variety of factors, including lower volume and the pricing of raw material, especially steel, compared to the same period in 2008. We are projecting steel prices to be lower in Q2, which should help reduce our manufacturing costs. Management has been focused on expense reduction in response to economic conditions. Q1 SG&A was reduced by $1.7 million from the prior year period and our cost structure will continue to be adjusted to sales levels achieved. I am pleased with our new product development and products introduced at the March IHRSA Trade Show, which were well received. The customer enthusiasm for the FT-450 Functional Trainer was particularly gratifying. Although these are difficult times, I remain confident that CYBEX is well positioned for the future.”

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products are designed and engineered using exercise science to reflect the natural movement of the human body. Accommodating users from the first-time exerciser to the professional athlete, CYBEX products are available for a wide range of facilities from commercial health clubs to home gyms. For more information on CYBEX and its product lines, please visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2008, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 26, 2009.

- FINANCIAL TABLES TO FOLLOW -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	March 28, 2009	March 29, 2008
Net sales	$28,922	$39,780
Cost of sales	21,023	25,608

Gross profit	7,899	14,172
As a percentage of sales	27.3%	35.6%
Selling, general and administrative expenses	9,863	11,525

Operating income (loss)	(1,964)	2,647
Interest expense, net	277	347

Income (loss) before income taxes	(2,241)	2,300
Income tax expense (benefit)	(834)	982

Net income (loss)	$(1,407)	$1,318

Basic net income (loss) per share	$(0.08)	$0.08

Diluted net income (loss) per share	$(0.08)	$0.07

Shares used in computing basic net income (loss) per share	17,424	17,367

Shares used in computing diluted net income (loss) per share	17,424	17,718

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 28, 2009	December 31, 2008
ASSETS
Current assets:
Cash	$995	$1,628
Accounts receivable, net	18,583	18,735
Inventories	14,879	13,465
Prepaid expenses and other	1,746	2,249
Deferred income taxes	4,685	4,685

Total current assets	40,888	40,762

Property and equipment, net	35,226	36,551
Deferred income taxes	9,347	8,698
Other assets	5,378	5,290

	$90,839	$91,301

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,915	$1,882
Accounts payable	6,449	5,965
Accrued expenses	10,779	11,986

Total current liabilities	20,143	19,833

Long-term debt	17,802	16,606
Other liabilities	9,080	9,411

Total liabilities	47,025	45,850
Stockholders’ equity	43,814	45,451

	$90,839	$91,301

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